SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.   )

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First United Corporation

(Name of Registrant as Specified in Its Charter)

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March 25, 2013

To Our Shareholders:

On behalf of the Board of Directors and the whole First United Team, I cordially invite you to attend the Annual Meeting of Shareholders to be held on Thursday, May 9, 2013, at 10:00 a.m., at The Wisp Resort, 296 Marsh Hill Road, McHenry, Maryland 21541. The notice of meeting and proxy statement accompanying this letter describe the specific matters to be acted upon. In addition, there will be a report on the progress of your Corporation.

Your vote on the matters to be acted upon at the Annual Meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented. To ensure that your shares are represented, I urge you to execute and return the enclosed Proxy Card or to submit your Proxy by telephone or Internet promptly. If you attend the meeting, you may withdraw your Proxy and vote in person, if you so desire.

There will be a reception with light refreshments immediately following the meeting for all registered shareholders. I look forward to seeing you there.

We are taking advantage of the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their shareholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

Sincerely yours,

WILLIAM B. GRANT
Chairman of the Board &
Chief Executive Officer

P.O. Box 9 Oakland, MD 21550-0009 Telephone 888-692-2654

FIRST UNITED CORPORATION

19 South Second Street

P.O. Box 9

Oakland, Maryland 21550-0009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 25, 2013

To Shareholders of First United Corporation:

Notice is hereby given that the Annual Meeting of the Shareholders of First United Corporation (the “Corporation”) will be held at The Wisp Resort, 296 Marsh Hill Road, McHenry, Maryland 21541. The meeting is scheduled for:

THURSDAY, MAY 9, 2013, at 10:00 a.m.

The purposes of the meeting are:

1.	To vote on the election of the six (6) nominees named in the attached Proxy Statement and form of Proxy to serve on the Board of Directors.

2.	To ratify the appointment of ParenteBeard, LLC as the Corporation’s independent registered public accounting firm for 2013.

3.	To approve, by a non-binding advisory vote, the Corporation’s executive compensation program and policies.

4.	To transact such other business as may be properly brought before the meeting or any adjournment thereof.

The Board of Directors has fixed February 25, 2013 as the record date for purposes of determining shareholders who are entitled to notice of and to vote at the Annual Meeting of Shareholders.

Anyone acting as proxy agent for a shareholder must present a Proxy that has been properly executed by the shareholder, that authorizes the agent to so act, and that is in form and substance satisfactory to the judges of election and consistent with the Corporation’s Amended and Restated Bylaws, as amended.

By order of the Board of Directors

CARISSA L. RODEHEAVER

Secretary

[THIS PAGE INTENTIONALLY LEFT BLANK]

FIRST UNITED CORPORATION

19 South Second Street

P.O. Box 9

Oakland, Maryland 21550-0009

(800) 470-4356

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First United Corporation (the “Corporation”) of the accompanying Proxy to be voted at the Annual Meeting of Shareholders to be held on May 9, 2013, at 10:00 a.m. at The Wisp Resort, 296 Marsh Hill Road, McHenry, Maryland 21541, and any adjournment or postponements thereof. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited by officers, Directors and regular employees of the Corporation personally or by telephone, electronic mail and/or facsimile. No additional remuneration will be paid to officers, Directors or regular employees who solicit proxies. The Corporation may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. The approximate date on which this Proxy Statement and the related Proxy Card will be sent or given to shareholders is March 25, 2013.

As used in this Proxy Statement, the terms “the Corporation”, “we”, “us”, and “our” refer to First United Corporation and its consolidated subsidiaries unless the context clearly requires otherwise.

OUTSTANDING SHARES; VOTING RIGHTS; QUORUM AND REQUIRED VOTE

Shareholders of record at the close of business on February 25, 2013 (the “Record Date”) of issued and outstanding shares of the Corporation’s common stock, par value $.01 per share (“Common Stock”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the number of outstanding shares of Common Stock entitled to vote is 6,199,283, each of which is entitled to one vote.

The presence, in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting shall constitute a quorum. Withheld votes (in the case of the election of directors), abstentions and broker non-votes will all be counted for purposes of determining whether a quorum is present.

Directors are elected by the affirmative vote of a majority of all shares of Common Stock voted at the Annual Meeting. Accordingly, the withholding of a vote for a director nominee, as described in Proposal 1, will constitute a vote against that nominee, but a broker non-vote with respect to the election of directors will have no impact on the outcome of that vote. The ratification of the appointment of the Corporation’s independent registered public accounting firm, as described in Proposal 2, and the approval of the advisory “Say-on-Pay” vote, as described in Proposal 3, each require the affirmative vote of a majority of all shares of Common Stock voted at the Annual Meeting. Accordingly, an abstention or a broker non-vote with respect to Proposal 2 or Proposal 3 will have no impact on the outcome of those proposals. Except in cases of certain extraordinary matters for which the Corporation’s governing instruments or applicable law require a different proportion, the affirmative vote of a majority of all shares of Common Stock voted at the Annual Meeting is sufficient to approve any motion that comes before the meeting pursuant to Proposal 4, as described in this Proxy Statement. Abstentions and broker non-votes with respect to any motion that comes before the meeting pursuant to Proposal 4 (other than certain extraordinary matters as discussed above) will have no impact on the outcome of the vote on such motion.

All properly executed Proxies received pursuant to this solicitation will be voted as directed by the shareholders in their Proxies. If no direction is given in your Proxy, your shares will be voted FOR ALL NOMINEES named in Proposal 1, FOR ratification of the appointment of the Corporation’s independent registered public accounting firm named in Proposal 2, FOR approval of the Corporation’s executive compensation as described in Proposal 3, and in the discretion of the proxies as to any other matters that may properly come before the meeting, as described in Proposal 4.

Proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by: (i) the execution of a later dated Proxy; (ii) the execution of a later casted Internet or telephone vote with regard to the same shares; (iii) giving written notice to Carissa L. Rodeheaver, Secretary, First United Corporation, P.O. Box 9, Oakland, Maryland 21550-0009; or (iv) giving written notice to the Secretary in person at the 2013 Annual Meeting. Any shareholder who attends the 2013 Annual Meeting and revokes his/her proxy may vote in person. However, attendance by a shareholder at the 2013 Annual Meeting alone will not have the effect of revoking that shareholder’s validly executed Proxy.

Methods of Voting

Shareholders may vote on matters that are properly presented at the 2013 Annual Meeting in four ways:

•	By completing the accompanying Proxy Card and returning it to the Corporation at the address noted on the Proxy Card;
•	By submitting your vote telephonically;
•	By submitting your vote electronically via the Internet; or
•	By attending the 2013 Annual Meeting and casting your vote in person.

For the 2013 Annual Meeting, the Corporation is offering registered shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting the accompanying Proxy Card by mail, shareholders may vote by telephone or via the Internet by following the procedures described on the Proxy Card. To vote via telephone or the Internet, please have the Proxy Card in hand, and call the number or go to the website listed on the Proxy Card and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers.

Please note that if you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee will not vote your shares of Common Stock (a “broker non-vote”) unless you provide voting instructions to your broker, bank or other nominee. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee when it sends this proxy statement to you. You may not vote shares held in street name by returning a proxy card directly to the Corporation or by voting in person at your annual meeting unless you provide a “legal proxy”, which you must obtain from your bank, broker or nominee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 9, 2013

This Proxy Statement, the accompanying Proxy Card, and the Corporation’s Annual Report to Shareholders (including its Annual Report on Form 10-K for the year ended December 31, 2012) are available at https://materials.proxyvote.com/33741H. Information on this website, other than this Proxy Statement, is not a part of this Proxy Statement.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Corporation to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each of the Corporation’s Directors, Director nominees and named executive officers (as defined below under “REMUNERATION OF EXECUTIVE OFFICERS”); and (iii) all Directors, Director nominees and executive officers of the Corporation as a group. Generally, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights, within 60 days of the Record Date (such as by exercising stock options or similar rights). Except as otherwise noted, the address of each person named below is the address of the Corporation. So that shareholders can see how beneficial ownership has changed since the record date for the 2012 annual meeting of shareholders, the table also provides beneficial ownership as of February 27, 2012. This 2012 information is derived from the beneficial ownership table that appeared in the Corporation’s definitive proxy statement for the 2012 annual meeting of shareholders and, as noted above, is based on ownership as of the record date for that meeting.

	2013			2012
	Common Stock Beneficially Owned as of 02-25-2013		Percent of Outstanding Common Stock	Common Stock Beneficially Owned as of 02-27-2012	Change in Ownership 2013 vs. 2012
Directors, Nominees and Named Executive Officers:
David J. Beachy	10,729		.17%	9,757	.16%
M. Kathryn Burkey	22,615	(1)	.36%	17,671	.29%
Paul B. Cox, Jr.	6,038		.10%	5,065	.08%
William B. Grant	23,825	(2)	.38%	21,825	.35%
Robert W. Kurtz	7,433	(3)	.12%	5,470	.09%
John W. McCullough	13,189		.21%	10,272	.17%
Elaine L. McDonald	19,862	(4)	.32%	18,890	.31%
Donald E. Moran	141,430	(5)	2.28%	122,346	1.98%
Carissa L. Rodeheaver	1,215	(6)	.02%	1,216	.02%
Gary R. Ruddell	7,969	(7)	.13%	6,997	.11%
I. Robert Rudy	44,039	(8)	.71%	43,067	.70%
Keith Sanders	1,729		.03%	1,229	.29%
Richard G. Stanton	18,833	(9)	.30%	17,861	.02%
Robert G. Stuck	7,493		.12%	6,521	.11%
H. Andrew Walls	42,618	(10)	.69%	26,931	.44%

Directors, Nominees & Executive Officers as a group (18 persons)	385,669		6.22%	330,873	5.35%

5% Beneficial Owners:
Firstoak & Company P.O. Box 557 Oakland, Maryland 21550	302,326	(11)	4.88%	338,720	5.48%

United States Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	326,323	(12)	5.26%	326,323	5.28%

Total	1,014,318		16.36%	995,916	16.11%

Notes:

(1)	Includes 247 shares owned by spouse.
(2)	Includes 6,887 shares owned jointly with spouse, six shares owned by daughter, 2,425 shares owned in a 401(k) plan, 405 shares owned by spouse’s IRA, 219 shares owned by spouse and daughter, and 13,500 shares of phantom stock held in a deferred compensation plan account (“Phantom Stock”). Each share of Phantom Stock represents a deemed investment of deferred compensation funds in one share of Common Stock and gives the officer the right to receive one share of Common Stock or the cash value thereof following the officer’s separation from service with the Corporation. The officer may transfer the funds held in the plan account into an alternative deemed investment option at any time.
(3)	Includes 3,027 owned jointly with spouse.
(4)	Includes 230 shares held by spouse’s IRA, 5,001 shares held in trust of which Mrs. McDonald is a beneficiary, and 1,000 shares held by grantor trust of which Mrs. McDonald is trustee and beneficiary, which shares are pledged to secure a line of credit.
(5)	Includes 55,000 owned by spouse.
(6)	Includes 409 shares held jointly with spouse, 17 shares held by spouse for benefit of a minor child, and 790 shares held in a 401(k) plan account.
(7)	Includes 520 shares owned by Ruddell, LLC of which Mr. Ruddell is owner.

(8)	Includes 905 shares owned jointly with spouse, 6,815 shares owned by spouse, 4,229 shares owned by daughters, and 2,000 shares of Phantom Stock in a deferred compensation plan account.

(9)	Includes 9,008 shares owned jointly with spouse and 1,748 shares held in spouse’s IRA.
(10)	Includes 14,715 shares owned by Morgantown Printing and Binding, Inc. of which Mr. Walls is owner.
(11)	Shares held in the name of Firstoak & Company, as nominee, are administered by the Trust Department of First United Bank & Trust in a fiduciary capacity. Firstoak & Company disclaims beneficial ownership of such shares.
(12)	Amount represents shares that may be acquired upon exercise of a fully-vested common stock purchase warrant.

ELECTION OF DIRECTORS (PROPOSAL 1)

Directors are divided into three classes, as nearly equal in number as possible, with respect to the time for which the Directors may hold office. Each Director is elected to hold office for a term of three years, and the terms of one class of Directors expire each year. The terms of Class III Directors expire this year, the terms of Class II Directors expire in 2014, and the terms of Class I Directors expire in 2015. In all cases, Directors serve until their successors are duly elected and qualify. The number of Directors who shall serve on the Board is currently set at 14. In November 2012, the Board increased the size of the Board from 13 to 14 and filled the newly-created vacancy by electing Carissa L. Rodeheaver to serve as a Class I Director until the 2013 Annual Meeting.

At this year’s Annual Meeting, shareholders will be asked to vote on the election of the six director nominees named below. Each of the five incumbent Class III Directors is standing for re-election, and Mrs. Rodeheaver is standing for re-election as a Class I Director. Each of the nominees was nominated by the Nominating and Governance Committee (the “Nominating Committee”). In the event a nominee declines or is unable to serve as a Director, which is not anticipated, the proxies will vote in their discretion with respect to a substitute nominee named by the Board.

Information about the principal occupations, business experience and qualifications of these nominees is provided below under the heading “QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS”.

Nominees for Class III Directors

(Term expires in 2016)

Name	Age
M. Kathryn Burkey	62
I. Robert Rudy	60
Richard G. Stanton	73
Robert G. Stuck	66
H. Andrew Walls, III	52

Nominee for Class I Director

(Term expires in 2015)

Name	Age
Carissa L. Rodeheaver	47

The Board of Directors recommends that shareholders vote FOR ALL NOMINEES named above.

CONTINUING DIRECTORS

The following tables identify each Director of the Corporation whose term does not expire in 2013. Information about the principal occupations, business experience and qualifications of these continuing Directors is provided below under the heading “QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS”.

Class I Directors

(Term expires in 2014)

Name	Age
David J. Beachy	72
Paul Cox, Jr.	73
William B. Grant	59
John W. McCullough	63

Class II Directors

(Term expires in 2015)

Name	Age
Robert W. Kurtz	66
Elaine L. McDonald	64
Donald E. Moran	82
Gary R. Ruddell	65

QUALIFICATIONS OF DIRECTOR NOMINEES AND CURRENT DIRECTORS

In addition to bringing extensive knowledge of the communities served by the Corporation through their involvement with their communities, as business partners and volunteers, the Nominating Committee believes that all Director nominees and continuing Directors possesses a diverse balance of skills, business experience and expertise necessary to provide leadership to the Company. The following discussion sets forth the specific experience, qualifications, other attributes and skills of each Director nominee and continuing Director that led the Nominating Committee to determine that such person should serve on the Board of Directors. All current Directors also serve on the board of directors of First United Bank & Trust (the “Bank”), the Corporation’s wholly-owned subsidiary.

David J. Beachy possesses significant Board experience obtained from his service as a director of the Corporation and the Bank since 1985. As a retired business owner of Fred E. Beachy Lumber Company, a successful building supply company, for over 40 years, he also possesses substantial business experience.

M. Kathryn Burkey has a vast amount of accounting and business experience through her education, her certification as a Certified Public Accountant, and her ownership and operation for the past 23 years of M. Kathryn Burkey, CPA, an accounting firm. She has gained director experience through her service as past Chairman of the Board of Western Maryland Health System, where she also served on its Compensation Committee, Audit Committee, and Finance Committee, and through her service as a Director of the Corporation and the Bank since 2005. She is also the past president of Maryland Association of Certified Public Accountants.

Paul Cox, Jr. is very active in the community in Washington County, a market area served by the Corporation. He possesses significant business and tax experience gained through the ownership and operation of Professional Tax Service, a tax preparation business. Mr. Cox has served as a Director of the Corporation and the Bank since 1993.

William B. Grant is the Chairman of the Board and Chief Executive Officer (“CEO”) of the Corporation and the Bank. Mr. Grant has 33 years of banking experience, which experience includes service as a Director of the Corporation and the Bank since 1995 and service as a director of the American Bankers Association. He also has legal expertise gained through the practice of law. Mr. Grant is a graduate of Stonier Graduate School of Banking and Northwestern Trust Graduate School. He is also a Certified Financial Planner.

Robert W. Kurtz has 37 years of banking experience through his service as past President, Chief Risk Officer, and CFO of the Corporation and its affiliates, as well as through his service as a Director of the Corporation and the Bank since 1990.

John W. McCullough, a retired partner of Ernst & Young, LLP, possesses substantial tax and accounting experience. He is a Certified Public Accountant and obtained his B.S. degree in accounting from the University of Maryland. Mr. McCullough has served as a Director of the Corporation and the Bank since 2004.

Elaine L. McDonald brings valuable knowledge of the local real estate industry to the Board that she gained as a realtor with Long and Foster Realtors. She also possesses substantial business experience gained through her ownership and operation for 24 years of Alpine Village, Inc., a successful motel and restaurant. She also has knowledge with fundraising activities for national and community based non-profits. Mrs. McDonald has served as a Director of the Corporation and the Bank since 1995.

Donald E. Moran has served as a Director of the Corporation and the Bank since 1988. He obtained a B.A. degree in pre-law, with a split minor in History and Geography, from the University of Maryland. His business experience includes service as the president, secretary, and treasurer of Moran Coal Company since 1955. In addition to experience gained as a Director, Mr. Moran was the past president of First National Bank of Piedmont.

Carissa L. Rodeheaver is the President, Chief Financial Officer (“CFO”), Secretary and Treasurer of the Corporation and the Bank and has been employed by the Corporation since 2004 and by the Bank since 1992. She has served as a Director of the Corporation and the Bank since November 2012. Mrs. Rodeheaver is a Certified Public Accountant, a Certified Financial Planner and a member of the Maryland Association of Certified Public Accountants, and she is a graduate of the Cannon Trust School, the Northwestern University Graduate Trust School and the Maryland Bankers School. She is currently serving in her second term on the board of directors of the Maryland Bankers Association, where she also serves on the Council Advisory Board for the Council of Professional Women in Banking and Finance. Locally, Mrs. Rodeheaver serves on the Board of the Garrett College Foundation, where she is a member of the Development Committee and the Spring Benefit Committee. She continues her education and professional development by attending various conferences and workshops focused on financial accounting and management for the banking industry.

Gary R. Ruddell obtained a B.A. degree in marketing from the University of Maryland and has also attended various Maryland Banking sessions. His business experience includes service as the president and chief executive officer of Total Biz Fulfillment, a successful logistical and back-office support services business. Mr. Ruddell is involved in his community and holds officer and director positions with various community organizations. He has served as a Director of the Corporation and the Bank since 2004.

I. Robert Rudy has served as a Director of the Corporation and the Bank since 1992. His education includes a Bachelor of Business Administration degree from Ohio University. His vast business experience has been gained through his ownership and operation of I. R. Rudy’s, Inc., a retail apparel and sporting goods store. His director experience includes Chairman of the Board of Sports Specialists, Ltd, a national retail buying group, and as trustee of The Ohio University Foundation. He also has leadership experience gained from and involvement with various societies, boards and commissions, including the Ohio University College of Business Society of Alumni and Friends from 2003 to 2006, Ohio University College of Business Executive Advisory Board since 2006, Ohio University College of Business Global Competitive Program during 2008 and 2009, Ohio University President’s CEO Roundtable, Maryland Fire Prevention Commission – Commissioner, and Oakland Planning and Zoning Commission. Mr. Rudy is also a retired Chief of the local Volunteer Fire Department.

Richard G. Stanton has significant banking and business experience through 38 years of service with various financial institutions, including as past Chief Executive Officer of the Corporation. He has served as a Director of the Corporation and the Bank since 1985 and is very active in the communities of Garrett County, a key market for the Corporation.

Robert G. Stuck has many years of business experience gained through his ownership and operation of Oakview Motors, Inc., an automobile dealership. He also brings local real estate knowledge to the Board through his service as a real estate agent for Long and Foster Realtors. Mr. Stuck has served as a Director of the Corporation and the Bank since 1995.

H. Andrew Walls, III has significant business experience gained as the owner and operator of Morgantown Printing & Binding, a large printing company, for 15 years. He is active in the communities of Monongalia County, West Virginia, one of the Corporation’s market areas. In addition to serving as a Director of the Corporation and the Bank since 2006, Mr. Walls has acquired director experience through his service on the boards of directors of the United Way, the Public Theatre, the Red Cross, and the Salvation Army.

CORPORATE GOVERNANCE MATTERS

Committees of the Board of Directors

The Board of Directors has an Audit Committee, an Asset and Liability Management Committee, an Executive Committee, a Strategic Planning Committee, a Compensation Committee, a Nominating and Governance Committee, and a Directors’ Risk and Compliance Committee. These committees are discussed below.

Audit Committee – The Audit Committee is established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and consists of M. Kathryn Burkey, Paul Cox, Jr., John W. McCullough (Chairperson), Elaine L. McDonald, Richard G. Stanton, and Robert G. Stuck. The committee is responsible for the hiring, setting of compensation and oversight of the Corporation’s independent registered public accounting firm, and it also assists the Board in monitoring the integrity of the financial statements, in monitoring the performance of the Corporation’s internal audit function, and in monitoring the Corporation’s compliance with legal and regulatory requirements. In carrying out its duties, the committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting. The Board has determined that all audit committee members are financially literate and that Mrs. Burkey, and Messrs. McCullough and Stanton each qualify as an “audit committee financial expert” as that term is defined by the Securities Exchange Commission (the “SEC”) in Item 407 of Regulation S-K. This committee met 5 times in 2012. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Corporation’s website at www.mybank4.com.

Asset and Liability Management Committee – The Asset and Liability Management Committee consists of Paul Cox, Jr., William B. Grant, Robert W. Kurtz, John W. McCullough, Donald E. Moran, Carissa L. Rodeheaver, Gary R. Ruddell, I. Robert Rudy, Richard G. Stanton, and Robert G. Stuck. The committee reviews and recommends changes to the Corporation’s Asset and Liability, Investment, Liquidity, and Capital Plans. This committee met 4 times in 2012.

Executive Committee – The Executive Committee consists of David J. Beachy, M. Kathryn Burkey, William B. Grant, Robert W. Kurtz, Elaine L. McDonald, Gary R. Ruddell, Robert G. Stuck, and H. Andrew Walls, III. The committee has the authority to review and recommend changes to the Corporation’s insurance program, review the Corporation’s compliance with the Charter and Bylaws, monitor the performance of the Corporation and its subsidiaries, and recommend changes to the personnel policies of the Corporation and its subsidiaries. The Executive Committee is empowered to act on behalf of the full Board between meetings of the Board. This committee did not meet in 2012.

Strategic Planning Committee – The Strategic Planning Committee consists of David J. Beachy, M. Kathryn Burkey, Paul Cox, Jr., William B. Grant, Robert W. Kurtz, John W. McCullough, Elaine L. McDonald, Donald E. Moran, Carissa L. Rodeheaver, Gary R. Ruddell, I. Robert Rudy, Richard G. Stanton, Robert G. Stuck and H. Andrew Walls, III. The committee focuses on long-term planning to insure that management’s decisions take into account the future operating environment, the development of corporate statements of policy, and review of management’s internal and external information and communications systems. This committee met one time in 2012.

Compensation Committee – The Compensation Committee, which met eight times in 2012, consists of David J. Beachy, M. Kathryn Burkey (Chairman), Paul Cox, Jr., John W. McCullough, Donald E. Moran, and Robert G. Stuck. The committee is responsible for recommending to the Board a compensation policy for the executive officers and Directors of the Corporation and its subsidiaries, overseeing the Corporation’s various compensation plans, and recommending changes for executive and Director compensation. The committee determines executive compensation pursuant to the principles discussed below under the heading “REMUNERATION OF EXECUTIVE OFFICERS”. The Board reviews and, where appropriate, approves or ratifies committee recommendations. The Compensation Committee has adopted a written charter, a copy of which is available on the Corporation’s website at www.mybank4.com.

Nominating and Governance Committee – The Nominating Committee consists of David J. Beachy, M. Kathryn Burkey, Paul Cox, Jr., Elaine L. McDonald, Donald E. Moran, and Richard G. Stanton. The committee is responsible for developing qualification criteria for Directors, reviewing Director candidates recommended by shareholders (see “Director Recommendations and Nominations” below), actively seeking, interviewing and screening individuals qualified to become Directors, recommending to the Board those candidates who should be nominated to serve as Directors, and developing and recommending to the Board the Corporate Governance Guidelines applicable to the Corporation and its subsidiaries. This Committee met one time in 2012. The Nominating Committee has a written charter, a copy of which is available on the Corporation’s website at www.mybank4.com.

Directors’ Risk and Compliance Committee. The Directors Risk and Compliance Committee consists of M. Kathryn Burkey, William B. Grant, Robert W. Kurtz, John W. McCullough, Donald E. Moran, Carissa L. Rodeheaver, Gary R. Ruddell, I. Robert Rudy, H. Andrew Walls, III and is responsible for reviewing the Bank’s classified credits and management’s plans for those credits, reviewing and updating the Board regarding mandates imposed on the Corporation and the Bank by their regulators, and overseeing compliance with these mandates by the Corporation and the Bank. This Committee met 12 times during 2012.

Director Independence

Pursuant to Rule 5605(b)(1) of The NASDAQ Stock Market Rules (the “NASDAQ Rules”), a majority of the Corporation’s Directors must be “independent directors” as that term is defined by NASDAQ Rule 5605(a)(2). The Corporation’s Board of Directors has determined that each of David J. Beachy, M. Kathryn Burkey, Paul Cox, Jr., Robert W. Kurtz, John W. McCullough, Elaine L. McDonald, Donald E. Moran, Gary R. Ruddell, Richard G. Stanton, and Robert G. Stuck is an “independent director”, and these independent Directors constitute a majority of the Corporation’s Board of Directors. Each of the members of the Compensation Committee and of the Nominating Committee is an “independent director”. Each member of the Audit Committee satisfies the independence requirements of NASDAQ Rule 5605(c)(2)(A). In making these independence determinations, the Board, in addition to the transactions described below under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”, considered the Bank’s purchase of goods from a retailer affiliated with Mrs. Burkey, and the fact that Mr. Kurtz served as an executive officer of the Corporation and the Bank until December 31, 2009.

Board Leadership and Role in Risk Oversight

The Corporation is a one-bank holding company and the parent of the Bank, a $1.3 billion community bank serving four counties in Maryland and four counties in West Virginia. Since its inception in 1984, the Corporation has had three CEOs, and each of these CEOs also served as Chairman of the Board. The Corporation’s predecessor, First United Bank of Oakland, also employed this form of governance for a number of years.

The Corporation has a well-developed and well-seasoned Board of Directors, comprised of the Chairman/CEO and 13 additional Directors, 10 of whom are “independent directors” as defined by the NASDAQ Rules.

The Board believes that the Corporation has been well-served by this form of leadership. By having one person serve as both Chairman and CEO, the Board believes that the Corporation demonstrates to shareholders, customers, employees, vendors, regulators, and other stakeholders that we are under strong leadership, with a single individual setting the tone and having primary responsibility for managing and leading the Corporation. The Board believes this structure reduces the potential for confusion or duplication of efforts and assures clarity of leadership.

The Board believes that such a structure is viable when it is reinforced with a strong, competent and independent board of directors as is the case with the Corporation. As noted above, 10 of the 14 Directors are independent. The Board believes that this high percentage of independence, coupled with the fact that only two Directors – Mr. Grant (the Chairman/CEO) and Mrs. Rodeheaver (the CFO) – are employed by the Corporation, assures an objective and shareholder-based view of the Corporation’s operations.

Of these independent directors, four members qualify as “audit committee financial experts” as defined by rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. While the credentials of the entire Board are noted elsewhere, it is worth illustrating the credentials of these four members that make them eligible for this distinction:

1.	M. Kathryn Burkey – Mrs. Burkey is a practicing Certified Public Accountant, with significant experience in audit. She has also served as chair of the board of Western Maryland Health System, and is the past president of the Maryland Associates of CPAs.

2.	Robert W. Kurtz – Mr. Kurtz retired from the Corporation and the Bank in December 2009, after nearly four decades of service. For several years prior to his retirement, Mr. Kurtz served as President & Chief Risk Officer of the Corporation and the Bank.

3.	John W. McCullough – Mr. McCullough is a retired partner of the accounting firm Ernst & Young, LLP. During a significant portion of his career, Mr. McCullough was heavily engaged in the audit of financial institutions. Mr. McCullough serves as the Chair of the Corporation’s Audit Committee.

4.	Richard G. Stanton – Prior to his retirement in 1996, Mr. Stanton served as Chairman and CEO of the Corporation. Since that time, he has remained on the Board of Directors, where he serves on numerous committees.

In an effort to hone their skills, and to assure their continued independence, members of the Board of Directors undertake regular training. A number of methods are employed to provide in-depth training. On frequent occasions, internal training is provided to familiarize the Board with regulatory requirements imposed on financial institutions by applicable laws such as the Bank Secrecy Act and the Community Reinvestment Act. Periodically, Directors attend seminars related to banking issues, which offer them the additional benefit of meeting with directors of other financial institutions. All Directors have direct access to the American Bankers Association which enables them to keep abreast of issues pertinent to the banking industry and to research banking materials. The Federal Reserve also has available a specific board education program which is periodically used for director training.

The strength of the Board, and a valuable counter balance to management, is found in the risk management practices employed by the Board, directly and through its various specialized committees. The Board, as part of its oversight and governance functions, regularly reviews risks and appropriate modeling of Asset Liability Management, loan concentrations, liquidity, management succession and capital planning. Consistent with this, the Corporation was one of the early institutions in its market area to name a Chief Risk Officer, having done so in 2006. Further, in 2009, the Board created a special committee focused on the Corporation’s risk elements. This committee, which meets monthly, reviews classified credits and the appropriateness of management’s plans for those credits, and examines regulatory mandates and helps ensure that they are satisfied.

To assist the Board with tracking and reviewing Board and Committee activities, all Directors have 24/7 access to all policies and reports, the minutes of every meeting of the Board and its committees over the last five years, and numerous other reports and models prepared by or for the Corporation.

To maintain a level of independence from management, the Board conducts regular executive sessions. These sessions are lead by the independent Chair of the Corporation’s Nominating Committee, Donald Moran.

The governance of the Corporation through a combination of the Chairman and CEO is appropriate also in light of the strength and experience of the Chairman/CEO. Since its beginning, the Corporation has had very experienced individuals in this combined role. Courtney R. Tusing, the first to have the role, came to the Corporation with over 20 years of banking experience, the majority of which were with the Corporation. During his tenure, he also served as President of the Maryland Bankers Association. Richard G. Stanton held the position from 1987 to 1996. He had nearly three decades of experience prior to the position, and had served as Director for a number of years. During his tenure, he served on the Government Relations Committee of the American Bankers Association, which enabled him to help formulate banking policy. The Current Chairman and CEO has held the position since 1996, having joined the Board the year before. With now over 30 years of banking experience, he is past Chairman of the Maryland Bankers Association and is currently on the Board of Directors of the Baltimore Branch of the Federal Reserve Bank of Richmond as well as the America’s Community Bankers Council of the American Bankers Association.

In conclusion, the Board believes that a single leader, serving as Chairman and CEO, together with an overwhelmingly independent Board, is the most appropriate leadership structure for the Corporation. The Board may, from time to time, review this structure under the guidance of the Nominating Committee, reporting up to the Board of Directors. The position is supported by academic research on board governance, which endorses such a structure so long as there exists an independent and well-seasoned board, which exists at the Corporation.1

1   See The Harvard Law School Forum on Corporate Governance and Financial Regulation “Drafting Disclosure Relating to Board Leadership and Risk Oversight”, Posting by Jeffrey Stein, King & Spaulding,  January 3, 2010.

Attendance at Board Meetings

The Board of Directors held 12 meetings in 2012. Each Director who served as such during 2012 attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period served) and (ii) the total number of meetings held by all committees of the Board on which that person served (held during the period served).

Director Recommendations and Nominations

The Nominating Committee will from time to time review and consider candidates recommended by shareholders. Shareholder recommendations should be labeled “Recommendation of Director Candidate” and be submitted in writing to: Carissa L. Rodeheaver, Corporate Secretary, First United Corporation, P.O. Box 9, Oakland, Maryland 21550; and must specify (i) the recommending shareholder’s contact information, (ii) the class and number of shares of the Corporation’s capital stock beneficially owned by the recommending shareholder, (iii) the name, address and credentials of the candidate for nomination, (v) the number of shares of the Corporation’s capital stock beneficially owned by the candidate; and (iv) the candidate’s written consent to be considered as a candidate. Such recommendation must be received by the Corporate Secretary no less than 150 days nor more than 180 days before the date of the Annual Meeting of Shareholders for which the candidate is being recommended. For purposes of this requirement, the date of the meeting shall be deemed to be on the same day and month as the Annual Meeting of Shareholders for the preceding year.

Candidates may come to the attention of the Nominating Committee from current Directors, executive officers, shareholders, or other persons. The Nominating Committee does not have a formal policy under which it considers the diversity of candidates for directorship when making nomination recommendations. The Nominating Committee periodically reviews its list of candidates available to fill Board vacancies and researches the talent, skills, expertise, and general background of these candidates. In evaluating candidates for nomination, the Nominating Committee uses a variety of methods and regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, the need for particular expertise on the Board, and whether the Corporation’s market areas are adequately represented by Board members. In nominating director candidates, the Nominating Committee generally seeks to choose individuals that have skills, education, experience and other attributes that will compliment and/or broaden the strengths of the existing directors.

In 2003, the Corporation created an “advisory council” consisting of local business owners in each of the geographic regions that we serve. The primary purpose of the advisory council is to tap the knowledge and experience of the advisory council members to better market in, expand into and serve our market areas. From time to time, promising Director candidates come to the attention of the Nominating Committee through their service on the advisory council, although such service is not a requirement of being considered for nomination. A person is typically appointed to the advisory council by the Board after being nominated by a Director, a member of our management team, or another advisory council member.

Whether recommended by a shareholder or another third party, or recommended independently by the Nominating Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Nominating Committee’s goal in selecting nominees is to identify persons that possess complimentary skills and that can work well together with existing Board members at the highest level of integrity and effectiveness. A candidate, whether recommended by a Corporation shareholder or otherwise, will not be considered for nomination unless he or she maintains strong professional and personal ethics and values, has relevant management experience, and is committed to enhancing financial performance. Certain Board positions, such as Audit Committee membership, may require other special skills, expertise or independence from the Corporation.

It should be noted that a shareholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a shareholder will be approved by the Nominating Committee or nominated by the Board of Directors. A shareholder who is entitled to vote for the election of Directors and who desires to nominate a candidate for election to be voted on at a Meeting of Shareholders may do so only in accordance with Section 4 of Article II of the Corporation’s Amended and Restated Bylaws, which provides that a shareholder may nominate a Director candidate by written notice to the Chairman of the Board or the President not less than 150 days nor more than 180 days prior to the date of the meeting of shareholders called for the election of Directors which, for purposes of this requirement, shall be deemed to be on the same day and month as the Annual Meeting of Shareholders for the preceding year. Such notice shall contain the following information to the extent known by the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the Corporation owned by the notifying shareholder; (f) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for Director; and (g) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act and Rule 14a-11 promulgated thereunder, assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the Board of Directors, including the outside Directors, by sending a letter to First United Corporation Board of Directors, c/o Carissa L. Rodeheaver, Secretary, First United Corporation, P.O. Box 9, Oakland, Maryland, 21550. The Secretary will deliver all shareholder communications directly to the Board of Directors for consideration.

The Corporation believes that the Annual Meeting of Shareholders is an opportunity for shareholders to communicate directly with Directors and, accordingly, expects that all Directors will attend each Annual Meeting of Shareholders. If you would like an opportunity to discuss issues directly with our Directors, please consider attending this year’s Annual Meeting of Shareholders. The 2012 Annual Meeting of Shareholders was attended by 10 persons who served on the Board of Directors as of the date of that meeting.

Family Relationships Among Directors, Nominees and Executive Officers

Director nominee I. Robert Rudy and Senior Vice President Jeannette R. Fitzwater are siblings.

DIRECTOR COMPENSATION

The following table provides information about compensation paid to or earned by the Corporation’s Directors during 2012 that were not also “named executive officers” (as defined below in the section entitled “REMUNERATION OF EXECUTIVE OFFICERS”).

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	All other compensation ($)(2)	Total ($)
David J. Beachy	26,504	4,996	-	31,500
M. Kathryn Burkey	24,908	9,992	-	34,900
Paul Cox, Jr.	28,104	4,996	835	33,935
Robert W. Kurtz	28,404	4,996	-	33,400
John W. McCullough	24,405	14,993	-	39,398
Elaine L. McDonald	24,404	4,996	-	29,400
Donald E. Moran	15,607	14,993	250	30,850
Gary R. Ruddell	25,604	4,996	-	30,600
I. Robert Rudy	28,504	4,996	-	33,500
Richard G. Stanton	25,904	4,996	-	30,900
Robert G. Stuck	26,804	4,996	-	31,800
H. Andrew Walls, III	26,004	4,996	325	31,325

Notes:

(1)	Amounts in this column represent the grant date fair value of fully-vested shares of Common Stock granted in 2012 computed in accordance with FASB ASC Topic 718, “Accounting for Share-based Payments”. See Note 1 to the consolidated audited financial statements contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards. In 2012, each Director received 972 shares of Common Stock and, in addition, the following Directors elected to receive additional shares in lieu of a portion of their cash retainers: Mrs. Burkey, 972 additional shares; Mr. McCullough, 1,945 additional shares; and Mr. Moran, 1,945 additional shares. The aggregate grant date fair value of these awards was $84,942.

(2)	Certain Directors are required to travel significantly greater distances than others to attend Board and committee meetings. The amounts shown include a travel allowance paid to these Directors.

In setting Director compensation, the Compensation Committee considers the legal responsibilities that Directors owe to the Corporation and its shareholders in connection with their service on the Board and/or a committee of the Board, and the risks to the Directors associated with their service, and reviews the fees and benefits paid to directors of similar institutions in and around the Corporation’s market areas. The Compensation Committee’s current Director compensation arrangement contemplates a mix of cash and equity awards, as discussed below.

Directors who are not employees of the Corporation or the Bank (“Non-Employee Directors”) receive an annual cash retainer fee of $10,000 as well as $400 in cash for each meeting of the Corporation’s Board of Directors that they attend. Directors who serve on the Audit Committee, Compensation Committee and/or Nominating Committee of the Corporation’s Board also receive a cash fee of $400 for each committee meeting that they attend, and Directors who serve on the Executive Committee, Asset and Liability Management Committee and/or Strategic Planning Committee of the Corporation’s Board also receive a cash fee of $300 for each committee meeting that they attend. The Chairperson of each of the Audit Committee (Mr. McCullough), Compensation Committee (Mrs. Burkey) and Nominating Committee (Mr. Moran) receives an additional annual cash retainer of $2,500. All Directors also serve on the board of directors of the Bank and receive cash in the amount of $400 for attending each meeting of the Bank’s board and cash in the amount of $300 for attending each meeting of a committee of the Bank board on which they serve.

Beginning in 2011, Directors were given the option to receive some or all of their retainers in shares of common stock, to be paid under the Corporation’s 2006 Omnibus Equity Compensation Plan (the “Omnibus Plan”). The number of shares paid is determined by dividing the portion of the retainer to be paid in stock by the mean between the high and low sales price of a share of Common Stock on the trading day immediately preceding the payment date, as reported on The NASDAQ Stock Market.

In addition to cash fees, Non-Employee Directors receive an annual grant of fully-vested shares of Common Stock under the Corporation’s Omnibus Equity Compensation Plan valued at $5,000. The number of shares granted is determined by dividing $5,000 by the mean between the high and low sales price of a share of Common Stock on the trading day immediately preceding the grant date, as reported on The NASDAQ Stock Market. All Directors are permitted to participate in the Corporation’s Amended and Restated Executive and Director Deferred Compensation Plan (the "Deferred Compensation Plan"). The material terms of the Deferred Compensation Plan are discussed below under the heading "REMUNERATION OF EXECUTIVE OFFICERS".

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed the Corporation’s audited consolidated financial statements for the year ended December 31, 2012 with the Corporation’s management; (ii) discussed with ParenteBeard LLC, the Corporation’s independent auditors, all matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received the written disclosures and the letter from ParenteBeard LLC required by applicable requirements of the Public Company Accounting Oversight Board regarding ParenteBeard LLC’s communications with the Audit Committee concerning its independence, and discussed with ParenteBeard LLC its independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2012 be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012.

By:	AUDIT COMMITTEE

M. Kathryn Burkey
Paul Cox, Jr.
John W. McCullough
Elaine L. McDonald
Richard G. Stanton
Robert G. Stuck

EXECUTIVE OFFICERS

Information about the Corporation’s executive officers is set forth below. All officers are elected annually by the Board of Directors and hold office at its pleasure. Unless indicated otherwise, officers serve in the same capacities for the Corporation and the Bank.

William B. Grant, age 59, serves as Chairman of the Board and CEO. Mr. Grant has been Chairman of the Board and CEO since 1996 and as President since December 16, 2009 and until November 28, 2012. Prior to holding these positions, he served as Secretary and Executive Vice President.

Carissa L. Rodeheaver, age 47, serves as the President, CFO, Secretary and Treasurer and is a Certified Public Accountant. Mrs. Rodeheaver was appointed President on November 28, 2012, CFO on January 1, 2006, and Treasurer and Secretary on December 16, 2009. Between March 19, 2008 and her appointment as President, Mrs. Rodeheaver served as Executive Vice President. Prior to these times, Mrs. Rodeheaver served as Trust Officer of the Bank from 1992 to 2000, as Vice President and Trust Department Sales Manager of the Bank from 2000 to 2004, and as Vice President and Assistant CFO of the Corporation from 2004 to December 31, 2005.  In addition to her service with the Corporation, Mrs. Rodeheaver owns and operates Rodeheaver Rentals, an unincorporated entity that owns and leases commercial and residential real property, and several residential apartments that she leases to tenants.

Robin M. Murray, age 54, serves as Senior Vice President and Director of Retail Banking.  Mrs. Murray was appointed to this position in 2006.  From 2003 until 2006, she served as the Bank’s Senior Vice President of Marketing and Retail Sales and as Vice President of Marketing and Retail Services Manager from 1998 to 2003.

Jeannette R. Fitzwater, age 52, serves as Senior Vice President and Director of Corporate Services.  Mrs. Fitzwater was appointed to this position in 2009.  Prior to this time, she served as Senior Vice President & Director of Human Resources from 1997 to 2009, and as First Vice President, Director of Marketing, and Regional Sales Manager of the Bank from 1994 to 1997.

Jason Rush, age 41, serves as a Senior Vice President and Chief Risk Officer and Director of Operations & Support.  Mr. Rush has been employed by the First United organization since October 1993.  Prior to his current position, Mr. Rush served as Vice President, Director of Operations & Support since March 2006, and before that as Vice President and Regional Manager/Community Office Manager from January 2005 to February 2006; Vice President and Community Office Manager/Manager of Cash Management from May 2004 to December 2004; Assistant Vice President and Community Office Manager from April 2001 to April 2004; Community Office Manager from August

1998 to April 2001; Customer Service Officer from March 1997 to July 1998; Assistant Compliance Officer from July 1995 to February 1997; and Management Trainee from October 1993 to July 1995.  Mr. Rush also serves as the Treasurer of Rush Services, Inc., a family-owned business in which he has a fifty percent ownership interest.  He also participates with his brother in farming and land investment.

Keith R. Sanders, age 43, serves as First Vice President and Senior Trust Officer. Mr. Sanders has been employed by the Corporation since August 2002. He served as Senior Trust Sales Officer from August 2002 until December 2005, and as Senior Trust/Investment Sales Manager from January 2006 until October 2011. He was named First Vice President and Senior Trust Officer on November 1, 2011.

REMUNERATION OF EXECUTIVE OFFICERS

Both the Corporation and the Bank maintain various compensation plans and arrangements for their respective employees. All of the Corporation’s executive officers are also executive officers of the Bank. Where appropriate, most of these plans and arrangements are structured to apply to employees of the consolidated group.

The following table sets forth, for each of the last two fiscal years, the total remuneration awarded to, earned by, or paid to (i) the Corporation’s CEO, (ii) the Corporation’s two most highly compensated executive officers other than the CEO who were serving as such as of December 31, 2012 and whose total compensation (excluding above-market and preferential earnings on nonqualified deferred compensation) exceeded $100,000 during 2012, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing item (ii) had they been serving as executive officers of the Corporation as of December 31, 2012 (the CEO and such other persons are referred to as the “named executive officers”). In calendar years 2012 and 2011, executive compensation included annual base salary and income related to certain employee benefit plans.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(2)	Total ($)
William B. Grant, Chairman & CEO (1)	2012	257,500	-	9,949	267,449
	2011	257,500	-	9,768	267,268

Carissa L. Rodeheaver, President & CFO (1)	2012	189,353	-	7,075	196,428
	2011	184,730	-	7,037	191,767

Keith R. Sanders, First Vice President / Senior Trust Officer (3)	2012	158,100	-	9,120	167,220
	2011	96,737	-	101,726	198,463

Notes:

(1)	Mr. Grant and Mrs. Rodeheaver also serve as Directors of the Corporation and of the Bank but receive no separate remuneration for such service.
(2)	Amounts include premiums related to bank-owned life insurance policies (see “Split Dollar Life Insurance Arrangements”, below) and group term life insurance available to all employees, matching contributions to the 401(k) Profit Sharing Plan and non-elective contributions to the 401(k) Profit Sharing Plan for all employees except SERP participants. The dollar value of premiums related to the bank-owned life insurance policies and the group life insurance program is as follows: Mr. Grant, $1,199 for 2012 and $1,193 for 2011; Mrs. Rodeheaver, $464 for 2012 and $630 for 2011; and Mr. Sanders, $443 for 2012 and $307 for 2011. Matching contributions made by the Corporation for the named executive officers under the 401(k) Profit Sharing Plan are as follows: Mr. Grant, $8,750 for 2012 and $8,575 for 2011; Mrs. Rodeheaver, $6,611 for 2012 and $6,407 for 2011; and Mr. Sanders, $5,522 for 2012 and $7,168 for 2011. Non-elective contributions to the 401(k) Profit Sharing Plan are as follows: Mr. Sanders, $3,155 for 2012 and $0 for 2011. Additionally, for 2011, the amounts shown for Mr. Sanders include commission income of $69,250 for 2011 and $25,000 in relocation expense reimbursements. The commission income was earned for sales activity prior to his being named as a senior executive officer.
(3)	Mr. Sanders was appointed to the position of First Vice President and Senior Trust Officer effective November 1, 2011.

Overview of Compensation Philosophy and Objectives

The Compensation Committee of the Board of Directors is responsible for overseeing and administering employee benefit plans and policies, and for annually reviewing and recommending for approval by the Board all compensation decisions relating to the executive officers, including the named executive officers. The Compensation Committee submits its decisions regarding compensation to the independent Directors of the Board. The Compensation Committee has the authority and resources to obtain, independent of management, advice and assistance from internal and external legal, human resource, accounting or other experts, advisors, or consultants as it deems desirable or appropriate.

The Compensation Committee is composed of a minimum of three independent directors who are appointed each year by the Board of Directors, after considering the recommendations and views of the CEO. Six members of the Corporation’s Board of Directors serve on the Compensation Committee, each of whom is an independent director as defined by the NASDAQ Rules. The Chair of the Compensation Committee reports on committee actions at meetings of the Company’s Board.

The Compensation Committee recognizes the importance of balancing the need to attract and retain qualified executive officers with the need to maintain sound principles for the development and administration of compensation and benefit programs. The Compensation Committee has taken steps to enhance the Compensation Committee’s ability to effectively carry out its responsibilities as well as ensure that the Company maintains strong links between executive pay and performance. Examples of procedures and actions that the Compensation Committee utilized in 2012 include:

•	Incorporating executive sessions (without management present) into all Compensation Committee meetings;
•	Using an independent compensation consultant to advise on executive compensation issues;
•	Reviewing elements and amounts of executive compensation paid by competitors, including peer group performance and the impact of such performance on executive compensation;
•	When it deems appropriate, realigning the Corporation’s compensation structure in light of its peer group reviews;
•	Performing annual reviews for all executive officers; and
•	Conducting semi-annual reviews of all compensation and incentive plans for appropriate corporate strategic alignment and avoidance of excessive or unnecessary risk-taking by executive officers.

The Compensation Committee believes that the compensation paid to executive officers should be closely tied to the Corporation’s performance on both a short-term and long-term basis. Overall, the Compensation Committee believes that a performance-based compensation program can assist the Corporation in attracting, motivating and retaining the quality executives critical to long-term success. Accordingly, the Compensation Committee’s goal is to structure total compensation programs to provide a significant focus on enhancing overall financial performance.

In prior years, this was accomplished through the grant of cash award possibilities under the Corporation’s short-term incentive plan, known as the Executive Pay for Performance Plan (the “EPP Plan”), and the grant of equity award possibilities under the Corporation’s Long-Term Incentive Compensation Plan (the “LTIP”), which is a sub-plan of the Corporation’s Omnibus Equity Compensation Plan. These elements were not available in 2012 because of the Corporation’s participation in the Troubled Asset Relief Program Capital Purchase Program (“TARP”) of the United States Department of the Treasury (the “Treasury”). See the discussion below under the heading “Impact of Recent Legislation on Executive Compensation” for further information.

For 2012, executive compensation consisted primarily of base salary, which is targeted to recognize each executive officer’s performance and contributions to success in light of salary standards in the marketplace. Going forward, the Compensation Committee expects to explore and possibly alter the Corporation’s compensation practices in light of the restrictions the Corporation faces under TARP to continue to align compensation with performance and to ensure that the Corporation remains competitive.

In setting the CEO’s compensation, the Compensation Committee meets with the CEO to discuss his performance and compensation package. Decisions regarding his package are based solely upon the Compensation Committee’s independent deliberations, as well as input from the committee’s compensation consultant if one is engaged for that purpose. The CEO makes recommendations to the Compensation Committee with respect to the other executives, and the committee then reviews these recommendations and, if approved, reports its actions to the Board. Input and data from the CEO, CFO, Human Resources Department and outside consultants and advisors are provided as a matter of practice and as requested. The Compensation Committee occasionally requests one or more members of top management to be present at Compensation Committee meetings where executive compensation and corporate or individual performance are discussed and evaluated. Only Compensation Committee members are allowed to vote on decisions regarding executive compensation, and only during its executive sessions.

In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise each executive’s total compensation package. The Compensation Committee also examines all incentive compensation plans at least semi-annually to insure that such plans do not encourage employees to take unnecessary or excessive risks that threaten the Corporation’s value.

Employment Arrangements

All executive officers are employed on an at-will basis and are not parties to any written employment agreement.

In addition to base salaries paid in 2012, the Corporation’s employment arrangements with executive officers make them eligible to receive benefits under and/or participate in the 401(k) Profit Sharing Plan, the Pension Plan, the Split Dollar Life Insurance arrangements, the Deferred Compensation Plan, and, except for Mr. Sanders, the Supplemental Executive Retirement Plan (the “SERP”). The material terms of these plans and arrangements and the compensation and benefits available there under are discussed below. In addition, all executive officers are entitled to employee benefits that the Corporation makes available to all eligible employees, including health, dental and vision insurance, long-term disability insurance, and group term life insurance. Mr. Grant is also provided with the use of a company-owned automobile.

In 2007, the Corporation adopted a plan that provides for cash payments and employee benefits continuation to executive officers if they experience a separation from service in connection with a change in control of the Corporation, known as the Change in Control Severance Plan (the “Severance Plan”). Because of its participation in TARP, however, the Corporation is currently prohibited from paying any benefits under the Severance Plan. Notwithstanding this prohibition, the material terms of the Severance Plan are discussed below because executive officers would be eligible to receive change in control benefits if the Corporation were to repay its TARP obligations.

The Compensation Committee has set salaries to be paid in 2013 to the named executive officers as follows: Mr. Grant, $292,500; Mrs. Rodeheaver, $210,000; and Mr. Sanders, $165,000.

401(k) Profit Sharing Plan

In furtherance of the Corporation’s belief that every employee should have the ability to accrue retirement benefits, the Corporation adopted the 401(k) Profit Sharing Plan, which is available to all employees, including executive officers. Employees are automatically entered in the plan on the first of the month following completion of 30 days of service to the Corporation and its subsidiaries. Employees have the opportunity to opt out of participation or change their deferral amounts under the plan at any time. In addition to contributions by participants, the plan contemplates employer matching and the potential of discretionary contributions to the accounts of participants. The Corporation believes that matching contributions encourage employees to participate and thereby plan for their post-retirement financial future. Beginning with the 2008 plan year, the Corporation enhanced the match formula to 100% on the first 1% of salary reduction and 50% on the next 5% of salary reduction. This match is accrued for all Participants, including executive officers, immediately upon entering the plan on the first day of the month following the completion of 30 days of employment. The employee must be a plan participant and be actively employed on the last day of the plan year to share in the employer matching contribution, except in the case of death, disability or retirement of the participant. Additionally, the Corporation accrued a non-elective employer contribution during 2012 for all employees other than employees who participate in the SERP equal to 2% of each employee’s salary, which was paid in January 2013.

Pension Plan

Prior to 2010, all employees were eligible to participate in the Pension Plan, which is a qualified defined benefit plan, upon completion of one year of service and the attainment of the age of 21. Retirement benefits are determined using an actuarial formula that takes into account years of service and average compensation. Normal retirement age for the defined benefit pension plan is 65 years of age with the availability of early retirement at age 55. Pension benefits are fully vested after five years of service. A year of service is defined as working at least 1,000 hours in a plan year. Effective April 30, 2010, the plan was amended, resulting in a “soft freeze”, the effect of which prohibits new entrants into the plan and ceases crediting of additional years of service, after that date. Effective January 1, 2013, the plan was amended to unfreeze the plan for those employees for whom the sum of (i) their ages, at their closest birthday, plus (ii) years of service for vesting purposes equal 80 or greater. The “soft freeze” continues to apply to all other plan participants.

Supplemental Executive Retirement Plan (SERP)

The Bank adopted and designed the SERP so that executives could reach a targeted retirement income. The SERP is available only to a select group of management or highly compensated employees, including Mr. Grant and Mrs. Rodeheaver. Mr. Sanders does not participate in the SERP. The SERP was created to overcome qualified plan regulatory limits or the “reverse discrimination” imposed on highly compensated executives due to IRS contribution and compensation limits. In connection with the adoption of the Severance Plan, the Compensation Committee decided to credit participants with 24 years of service, regardless of actual years of service, to minimize certain income taxes that could be imposed under Section 280G of the Internal Revenue Code (the “Code”) upon a separation from service. In the event a SERP participant voluntarily terminates employment without good reason, his or her credited years of service will revert to actual years of service as of the date of termination. Future participants in the plan, if any, will be credited with actual years of service. The Compensation Committee excluded the SERP benefits payable to Mr. Grant from the Code Section 280G limitation noting that the risk that he would be terminated following a change in control is likely greater than for other executives.

The SERP benefit is equal to 2.5% of the executive’s Final Pay for each year of service through age 60 (up to a maximum of 24 years) plus 1% of Final Pay for each year of service after age 60 (up to a maximum of 5 years), for a total benefit equal to 65% of Final Pay. The Compensation Committee chose this plan design to provide competitive retirement benefits and to encourage service. The SERP was designed primarily to supplement benefits payable under the Pension Plan and, as such, it would be appropriate to measure SERP benefits using an actuarial formula (i.e., years of service and final pay) similar to that used under the Pension Plan. Accordingly, the SERP benefits are offset by any accrued benefits payable under the Pension Plan and 50% of the social security benefits received by the participant. For purposes of the SERP, “Final Pay” means the average of the three highest amounts of annual cash compensation actually paid to the Participant over the five years preceding the year in which the Participant’s Separation from Service occurs. For purposes of the foregoing, “cash compensation” means annual base salary plus any cash bonus or cash incentive compensation actually paid to the Participant as remuneration for services rendered to the Bank in a particular calendar year, and excludes imputed income, Bank contributions and any other income related to or benefit paid under any insurance policy, retirement plan or other employee benefit plan or arrangement.

The normal retirement SERP benefit is paid following Normal Retirement, which is defined as a Separation from Service (as defined in the SERP) after attaining age 60 and providing at least 10 years of service. Each participant is entitled to elect, upon initial participation, whether to receive the benefit in a single lump sum or in the form of a lifetime annuity, a 10-year guaranteed payment lifetime annuity, a 50% joint and survivor annuity, a 75% joint and survivor annuity, or a 100% joint and survivor annuity. Annuity payments will be made on a monthly basis and are subject to actuarial adjustments. Payments under a lifetime annuity will be determined based on the expected remaining number of years of life for the annuitant and actuarial tables as of the time the annuity begins. Payments under any form of annuity other than a lifetime annuity will be determined using the same actuarial equivalent assumptions used for the Pension Plan. If a participant fails to make an election, he or she will receive the benefit as a lifetime annuity.

A participant vests in his or her accrued normal retirement SERP benefit upon 10 years of service, upon Normal Retirement, upon a Separation from Service due to Disability (as defined in the SERP), and upon the participant’s death. Upon a Separation from Service following a Change in Control (as defined in the SERP) and a subsequent Triggering Event (as defined in the SERP), a participant will vest in the greater of (i) 60% of Final Pay or (ii) his or her accrued normal retirement SERP benefit through the date of the Separation from Service.

Generally, the distribution of a participant’s SERP benefit will begin following the participant’s Normal Retirement. If the participant suffers a Separation from Service due to death or following a Disability, then the participant or his or her designated beneficiaries will receive a lump sum payment equal to the actuarial equivalent of his or her accrued SERP benefit. If the participant suffers a Separation from Service other than due to “Cause” (as defined in the SERP) after 10 years of service but prior to Normal Retirement, then he or she will receive the normal retirement SERP benefit that has accrued through the date of the Separation from Service at age 60, in the form elected. If the participant suffers a Separation from Service following a Change in Control and subsequent Triggering Event, then the distribution of his or her normal retirement SERP benefit that has accrued through the date of the Separation from Service will begin, in the form elected, once the participant reaches age 60. If the participant dies following the commencement of distributions but prior to the complete distribution of his or her vested and accrued SERP benefit, then distributions will be paid to his or her beneficiaries only if he or she chose a joint and survivor annuity form of distribution or a 10-year guaranteed payment lifetime annuity (and then only until the guaranteed payments have been made).

A participant will lose all SERP benefits if he or she is terminated for Cause (as defined in the SERP). In addition, each participant has agreed that the receipt of any SERP benefits is conditioned upon his or her (i) refraining from competing with the Corporation and its subsidiaries in their market areas for a period of three years following his or her Separation from Service, (ii) refraining from disclosing the Corporation’s confidential information following a Separation from Service, and (iii) remaining available to provide up to six hours of consultative services for twelve months after his or her Separation from Service. Items (i) and (iii) do not apply, however, if the Separation from Service results from a Change in Control and subsequent Triggering Event. If a participant breaches any of these conditions, then he or she is obligated to return all SERP benefits paid to date plus interest on such benefits at the rate of 10% per year.

The amounts that could be paid to Mr. Grant and Mrs. Rodeheaver under the SERP upon a separation from service are shown below in the table contained in the section entitled “Benefits Upon a Separation from Service”.

Split Dollar Life Insurance Arrangements

The Bank purchased BOLI policies in the aggregate amounts of $18 million in 2001, $2.3 million in 2004, $2.8 million in 2006 and $10 million in 2009 to help offset the costs of providing benefits under all benefit plans and arrangements. The Bank is the sole owner of these BOLI policies, has all rights with respect to the cash surrender values of these BOLI policies, and is the sole death beneficiary under these BOLI policies.

Because the Compensation Committee believes that it is important to reward officers for their loyalty and service, the Corporation has agreed, pursuant to Endorsement Split Dollar Agreements, to assign a portion of the cash benefits payable under these BOLI policies to the executive officers’ named beneficiaries in the event they die while employed. Participation under the Split-Dollar Life Insurance arrangements can be terminated for any reason, at any time, by either the Bank or the covered officer. The Bank terminates each covered officer’s participation when his or her employment is terminated. The current death benefits payable to the beneficiaries of the named executive officers under these arrangements are shown below in the table contained in the section entitled “Benefits Upon a Separation from Service”.

Deferred Compensation Plan

The Corporation’s directors and those executives selected by the Compensation Committee are permitted to participate in the Deferred Compensation Plan. Each of the named executive officers is entitled to participate. The Deferred Compensation Plan permits directors and executives to elect, each year, to defer receipt of up to 100% of their directors’ fees, salaries and bonuses, as applicable, to be earned in the following year. The deferred amounts are credited to an account maintained on behalf of the participant (a “Deferral Account”) and are deemed to be invested in certain investment options established from time to time by the Investment Committee of the Bank’s Trust Department. Additionally, the Corporation may make discretionary contributions for the benefit of a participant to an Employer Contribution Credit Account (the “Employer Account”), which will be deemed to be invested in the same manner as funds credited to the Deferral Account. Each Deferral Account and Employer Account is credited with the gain or loss generated on the investments in which the funds in those accounts are deemed to be invested, less any applicable expenses and taxes. To date, the Corporation has not made any discretionary contributions to the Employer Account.

A participant is at all times 100% vested in his or her Deferral Account. The Corporation is permitted to set a vesting date or event for the Employer Account, and such date may be based on the performance by the participant of a specified number of completed years of service with the Corporation, may be based on the participant’s performance of specified service goals with respect to the Corporation, may be limited to only certain termination of employment events (e.g., involuntary termination, those following a change of control, etc.), or may be based on any other standard, at the Corporation’s sole and absolute discretion. Notwithstanding the foregoing, a participant will become 100% vested in his or her Employer Account if he or she terminates employment (or, in the case of a participant who is a non-employee director, terminates membership on the Board of Directors) because of death or Total and Permanent Disability (as defined in the Deferred Compensation Plan). Each participant will also become 100% vested in his or her Employer Account in the event of a Change in Control (as defined in the Plan). To date, the Corporation has not made any contributions to the Employer Account of any participant.

Generally, a participant is entitled to choose, pursuant to an election form, the date on which his or her account balances are to be distributed, subject to any restrictions imposed by the Corporation and the trustee under the Rabbi Trust in their sole and absolute discretion and applicable law. If a participant fails to select a distribution date, then distributions will begin on or about the date of the participant’s termination of employment or director status with the Corporation. The participant may choose whether his or her account balances are to be distributed in one lump sum or in ten equal annual installments. If a participant fails to elect a payment date or the method of payment, then the account balances will be distributed in one lump sum following termination of employment. If distributions are made in installments, then the undistributed balance will continue to be deemed invested in the chosen investment options, and the accounts will be credited or debited accordingly, until all amounts are distributed.

If a participant dies or experiences a Total and Permanent Disability before terminating his or her employment or director status with the Corporation and before the commencement of payments, then the entire balance of the participant’s accounts will be paid to the participant or to his or her named beneficiaries, as applicable, as soon as practicable following death or Total and Permanent Disability. If a participant dies after the commencement of payments but before he or she has received all payments to which he or she is entitled, then the remaining payments will be paid to his or her designated beneficiaries in the manner in which such benefits were payable to the participant. Upon a Change in Control, the entire balance of a participant’s accounts will be paid in a single lump sum payment.

The Deferred Compensation Plan provides for limited distributions in the event of certain financial hardships.

The Corporation did not make any discretionary contributions for the benefit of any named executive officer in 2012. Only Mr. Grant realized earnings in 2012 under the Deferred Compensation Plan ($7,930). This amount is not included in the Summary Compensation Table because such earnings do not represent above-market earnings or preferential dividends.

Benefits upon a Separation from Service

In addition to the SERP and the Split Dollar Life Insurance arrangements, the Corporation adopted the Severance Plan and entered into change in control severance agreements (each, a “Severance Agreement”) with certain executive officers, including Mr. Grant and Mrs. Rodeheaver. As noted above, because of the Corporation participation in TARP, the Corporation is not currently permitted to provide benefits to any executive officer under the Severance Plan. Because Mr. Sanders became an executive officer following the Corporation’s participation in TARP, he does not participate in the Severance Plan.

If the Corporation were to repay its obligations under TARP, then its obligations under a Severance Agreement would be triggered if the participating executive officer’s employment is terminated by the Corporation without “Cause” (as defined in the Severance Agreement) or by the executive for “Good Reason” (as defined in the Severance Agreement) during the period commencing on the date that is 90 days before a “Change in Control” (as defined in the

Severance Plan) and ending on the first anniversary of a Change in Control (the “Protection Period”). In such case, the executive officer is entitled to receive a lump sum cash payment equal to two times (2.99 times for Mr. Grant) his or her “Final Pay”, the immediate vesting of all equity-based compensation awards that have been granted to the executive, continued coverage for 24 months under the Corporation’s group health and dental plan (or, if the executive is not eligible for such coverage, a monthly cash payment equal to the monthly premium for a similar policy), and outplacement services for up to 12 months.

For all participating executive officers, other than Mr. Grant, the Severance Agreement provides that the amount of all severance benefits described above, plus the amount of all benefits under any other plan or arrangement, the payment of which is deemed to be contingent upon a change in the ownership or effective control of the Corporation (as determined under Section 280G of the Code), may not exceed 2.99 times the participant’s “annualized includable compensation for the base period” (i.e., the average annual compensation that was includable in his or her gross income for the last five taxable years ending before the date on which the Change in Control occurs). In the event the amount of the benefits payable to Mr. Grant under his Severance Agreement and all other arrangements the payment of which is deemed to be contingent on a Change in Control exceeds 2.99 times his annualized includable compensation for the base period, he will be entitled to a tax gross-up payment from the Corporation to cover any excise tax imposed by Section 4999 of the Code or any similar state or local tax law, and any interest or penalties payable with respect to such taxes, on the amount of such benefits and the gross-up tax payment.

Each Severance Agreement has a one-year term, which automatically renews for additional one-year terms unless the Corporation provides the participant with six months’ prior notice of its intention not to renew the Severance Agreement, except that the Severance Agreement will automatically terminate at the expiration of the Protection Period.

The table that follows shows the estimated present value of benefits (as of December 31, 2012) that could be paid to the named executive officers under the Severance Plan, the SERP and the Split Dollar Life Insurance Arrangements upon a separation from service. As discussed above, subject to certain conditions, participants in the SERP are entitled to receive their vested benefits (offset by Pension Plan benefits, 50% of social security benefits and, in the case of death, benefits paid under the Split Dollar Life Insurance arrangements described above) if they suffer a separation from service other than for cause. No SERP benefits are payable if a participant’s separation from service was for cause. Except in the cases of a separation from service due to death or disability, the payment of SERP benefits does not commence until the later of normal retirement or attainment of age 60.

Name	Reason for Termination	Severance Plan Cash Benefit ($)(1)	Severance Plan Benefit Continuation ($)(1)(2)	Estimated SERP Benefit ($)(3)	Estimated Split-Dollar Benefit ($)	Total ($)
Mr. Grant	Change in control, disability, involuntary termination other than for cause, or voluntary termination for good reason	1,077,895	24,675	1,081,296	-	2,183,866

	Death	-	-	1,081,296	25,000	1,106,296

	Voluntary termination without good reason	-	-	1,081,296	-	1,081,296

Mrs. Rodeheaver	Change in control, disability, involuntary termination other than for cause, or voluntary termination for good reason	492,318	33,175	289,350	-	814,843

	Death	-	-	289,350	25,000	314,350

	Voluntary termination without good reason	-	-	289,350	-	289,350

Mr. Sanders (4)	Change in control, disability, involuntary termination other than for cause, or voluntary termination for good reason	-	-	-	-	-

	Death	-	-	-	25,000	25,000

	Voluntary termination without good reason	-	-	-	-	-

Notes:

(1)	The Corporation is prohibited from providing change in control benefits to the named executive officers under the Severance Plan agreements for so long as the Corporation is obligated under TARP.
(2)	Amounts reflect the value of two years’ continued coverage under the Corporation’s benefit plans. Such amounts are calculated at current rates and current cost sharing formulas, as futures costs are unknown.
(3)	The SERP benefit payable to any named executive officer who terminates his or her employment without good reason is based on actual years of service rather than 24 years of credited service. Accordingly, benefits shown for Mrs. Rodeheaver in connection with a voluntary termination without good reason are based on 21 actual years of service. Mr. Grant has over 24 actual years of service. Mr. Sanders is not a participant in the SERP Plan.
(4)	Mr. Sanders was appointed as an executive officer while the Corporation had outstanding financial assistance under TARP, so he is not a participant under the Severance Plan.

Role of Compensation Consultants

The Compensation Committee has the authority and resources necessary to engage independent consultants during the year to provide assistance and direction with respect to executive compensation and benefits.

In 2012, the Committee engaged the compensation consulting firm Pearl Meyer & Partners (PM&P”) to provide advice and information to facilitate the Compensation Committee’s deliberations. PM&P was purposed with: (1) confirming/validating the appropriateness of the Corporation’s executive and director compensation as compared to the market and the Corporation’s performance; (2) providing a market-based framework for managing compensation and benefits prospectively; and (3) providing feedback and guidance with respect to the Compensation Committee’s discussions about potential pay/benefit decisions and/or changes to the current compensation structure for 2013. The last full review of the Corporation’s executive and director compensation was conducted in 2008, also conducted by PM&P. Among other things, PM&P provided the Compensation Committee with a compensation survey of 20 peer banks in Maryland, Pennsylvania, Virginia and West Virginia with assets of between one-half to two times the assets of the Corporation.

Impact of Recent Legislation on Executive Compensation

On January 30, 2009, the Corporation participated in TARP by selling shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) to Treasury and issuing a 10-year common stock purchase warrant (the “Warrant”) to Treasury. As part of these transactions, the Corporation adopted the standards adopted by the Treasury under the Emergency Economic Stabilization Act (“EESA”) for executive compensation and corporate governance for the period during which Treasury holds any shares of the Series A Preferred Stock and/or any shares of common stock that may be acquired upon exercise of the Warrant. On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “Recovery Act”) was signed into law, which, among other things, imposed additional restrictions on the payment of executive compensation by institutions that participate in TARP. The Recovery Act’s restrictions apply to the Corporation for as long as Treasury holds any of the Series A Preferred Stock (the “Covered Period”).

Treasury’s standards under EESA for executive compensation apply to the Corporation’s named executive officers and include: (i) a prohibition on incentive compensation plans and arrangements for named executive officers that encourage unnecessary and excessive risks that threaten the value of the Corporation; (ii) a clawback of any bonus or incentive compensation paid (or under a legally binding obligation to be paid) to a named executive officer on materially inaccurate financial statements or other materially inaccurate performance metric criteria; (iii) a prohibition on making “golden parachute payments” to named executive officers; and (iv) an agreement not to claim a deduction, for federal income tax purposes, for compensation paid to any of the named executive officers in excess of $500,000 per year.

The Recovery Act continued all of the same compensation and governance restrictions imposed under EESA, and added substantially to these restrictions in several areas. The new standards include (but are not limited to): (i) prohibitions on bonuses, retention awards and other incentive compensation to certain of the Corporation’s five most highly compensated employees, other than restricted stock grants, in an amount not more than one-third of the employee’s total annual compensation which do not fully vest during the Covered Period; (ii) prohibitions on making severance payments to any named executive officer or any of the Corporation’s next five most highly compensated employees; (iii) an expanded clawback of bonuses, retention awards, and incentive compensation if payment is based on materially inaccurate statements of earnings, revenues, gains or other criteria; (iv) prohibitions on compensation plans that encourage manipulation of reported earnings; (v) retroactive review of bonuses, retention awards and other compensation previously provided by Capital Purchase Program participants if found by the Treasury to be inconsistent with the purposes of such program or otherwise contrary to public interest, (vi) required establishment of a company-wide policy regarding “excessive or luxury expenditures”; and (vii) inclusion in a CPP participant’s proxy statements for annual shareholder meetings of a non-binding “Say-on-Pay” proposal to allow a shareholder vote to approve the compensation of executives.

Accordingly, for so long as Treasury holds any shares of the Series A Preferred Stock, the Corporation may not (i) pay any Severance Plan benefits to the named executive officers or (ii) make payments under the EPP Plan or, unless future awards comply with the above requirements, the LTIP to the Corporation’s five most highly compensated employees. These prohibitions have materially limited the Compensation Committee’s ability to tie executive compensation to the Corporation’s performance. Each of the named executive officers are among the Corporations’ five most highly compensated employees.

In addition, the rules adopted in furtherance of TARP require the Compensation Committee to periodically review the Corporation’s executive compensation programs to determine and address, if necessary, the risks inherent in those programs and to include certifications regarding the same in its report that appear in the Corporation’s proxy statements. The CEO and the CFO are required to make certain certifications in the Corporation’s Annual Reports on Form 10-K relating to the foregoing reviews and to the Corporation’s general compliance with the rules adopted in furtherance of TARP.

It is impossible to predict when, if at all, Treasury will dispose of the Series A Preferred Stock. At the time of the Corporation’s participation in TARP, Treasury’s stated intention was to sell the Series A Preferred Stock as it is able to do so, and the Corporation filed a registration statement with the SEC to register the Series A Preferred Stock and the Warrant for resale. The Recovery Act permits the Corporation to repay TARP assistance at any time after approval by the appropriate regulators.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last two fiscal years, the Bank has had banking transactions in the ordinary course of its business with certain Directors and officers of the Corporation and with their affiliates. These transactions were on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with person who are not related to the Bank.

In addition to the foregoing, Morgantown Printing & Binding, a corporation owned by director H. Andrew Walls, III and a trust established for the benefit of his minor children, provides various printing services (marketing materials, account statements, and other routine items), document storage and warehouse services, and related services to the Corporation. Total fees paid by the Corporation to this corporation in 2012 and 2011 were $282,387 and $289,765, respectively. The Corporation has again retained Morgantown Printing & Binding to provide these services in 2013, for which it expects to pay approximately $285,000. Management believes that all of the foregoing transactions with this corporation are or will be on terms that are substantially similar to those that would be available if an unrelated third-party were to provide these services.

The Corporation and the Bank have adopted written policies and procedures to help ensure that the Corporation and the Bank comply with all legal requirements applicable to related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder, the Corporation’s executive officers and Directors, and persons who beneficially own more than 10% of the Corporation’s Common Stock, are required to file certain reports regarding their ownership of Common Stock with the SEC. Based solely on a review of copies of such reports furnished to the Corporation, or written representations that no reports were required, the Corporation believes that such persons timely filed all reports required to be filed by Section 16(a) during the year ended December 31, 2012 except that I. Robert Rudy and Robert W. Kurtz each filed one late Form 4 (each relating to one stock purchase under a 10b5-1 trading plan).

RATIFICATION OF APPOINTMENT OF PARENTEBEARD LLC AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

At the 2013 Annual Meeting, shareholders will also be asked to ratify the Audit Committee’s appointment of ParenteBeard LLC to audit the books and accounts of the Corporation for the fiscal year ended December 31, 2013. ParenteBeard LLC has served as the Corporation’s independent registered public accounting firm since October 1, 2009. ParenteBeard LLC has advised the Corporation that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with the Corporation other than as independent public auditors. A representative of ParenteBeard LLC is not expected to be present at this year’s Annual Meeting of Shareholders.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of ParenteBeard LLC as the Corporation’s independent registered public accounting firm for 2013.

Because your vote is advisory, it will not be binding upon the Audit Committee, overrule any decision made by the Audit Committee, or create or imply any additional fiduciary duty by the Audit Committee. The Audit Committee may, however, take into account the outcome of the vote when considering future auditor appointments.

AUDIT FEES AND SERVICES

The following table shows the fees paid or accrued by the Corporation in 2012 and 2011 for the audit and other services provided by ParenteBeard, LLC for those years:

	FY 2012	FY 2011
Audit Fees	$267,980	$262,569
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	48,075	22,000
Total	$316,055	$284,569

Audit Fees for 2012 and 2011 include fees associated with the annual audits, the reviews of the Corporation’s quarterly reports on Form 10-Q, and the attestation of management’s reports on internal control over financial reporting contained in the Annual Reports on Form 10-K for those years. Audit Fees for 2012 also include fees associated with reviews of registration statements filed with the SEC by the Corporation. All Other Fees for 2012 and 2011 include those fees associated with the professional services rendered for compliance with filing requirements with the SEC using Extensible Business Reporting Language (XBRL).

The Audit Committee has reviewed summaries of the services provided by ParenteBeard, LLC and the related fees and has determined that the provision of non-audit services was compatible with maintaining the independence of ParenteBeard, LLC.

It is the Audit Committee’s policy to pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act, which, when needed, are approved by the Audit Committee prior to the completion of the independent registered public accounting firm’s audit. All of the 2012 and 2011 services described above were pre-approved by the Audit Committee.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 3)

As stated above, the Recovery Act was signed into law on February 17, 2009. In addition to a wide variety of programs intended to stimulate the economy, the Recovery Act imposes significant new requirements for and restrictions relating to the compensation arrangements of financial institutions that received government funds through TARP, including institutions like the Corporation that participated in the CPP prior to the enactment of the Recovery Act. These restrictions apply until a participant repays the financial assistance received through TARP (the “TARP Period”).

One of the requirements is that any proxy for a meeting of shareholders at which directors are to be elected which is held during the TARP Period permit a non-binding advisory vote on the compensation of the executive officers of the TARP participant, as described in the participant’s proxy statement. This advisory vote is commonly referred to as a “Say on Pay” proposal.

As a shareholder, you are being provided with the opportunity to endorse or not endorse the Corporation’s executive compensation program and policies, as discussed above under the heading “REMUNERATION OF EXECUTIVE OFFICERS”. At the annual meeting, shareholders will be asked to adopt the following resolution:

Resolved, that the shareholders approve the compensation of the Corporation’s executive officers, as described in the section of this Proxy Statement entitled “REMUNERATION OF EXECUTIVE OFFICERS”.

Because your vote is advisory, it will not be binding upon the Board of Directors or its Compensation Committee, overrule any decision made by the Board of Directors or its Compensation Committee, or create or imply any additional fiduciary duty by the Board of Directors or its Compensation Committee. The Board and/or the Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors and its Compensation Committee believe that the Corporation’s compensation policies and procedures are reasonable in comparison both to the Corporation’s peer group and to the Corporation’s performance during 2012.

The Board of Directors unanimously recommends that shareholders vote FOR approval of the Corporation’s executive compensation program and policies.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

A shareholder who desires to present a proposal pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement and voted on by the shareholders at the 2014 Annual Meeting of Shareholders must submit such proposal in writing, including all supporting materials, to the Corporation at its principal office no later than November

 25, 2013 (120 days before the date of mailing based on this year’s proxy statement date) and meet all other requirements for inclusion in the proxy statement. Additionally, pursuant to Rule 14a-4(c)(1) under the Exchange Act, if a shareholder intends to present a proposal for business to be considered at the 2014 Annual Meeting of Shareholders but does not seek inclusion of the proposal in the Corporation’s proxy statement for such meeting, then the Corporation must receive the proposal by February 7, 2014 (45 days before the date of mailing based on this year’s proxy statement date) for it to be considered timely received. If notice of a shareholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any matters, other than those stated above, that may properly be brought before the meeting. If other matters should properly come before the meeting or any adjournment thereof, persons named in the enclosed proxy or their substitutes will vote with respect to such matters in accordance with their best judgment.

By order of the Board of Directors

CARISSA L. RODEHEAVER
Secretary

Appendix A

Form of Proxy

FIRST UNITED CORPORATION
C/O BROADRIDGE
1717 ARCH ST., SUITE 1300
PHILADELPHIA, PA 19103

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54942-P35165 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FIRST UNITED CORPORATION

The Board of Directors recommends you vote FOR ALL NOMINEES in the following proposal:

Vote on Directors

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. To vote on the election of the six (6) nominees named in the attached Proxy Statement and form of Proxy to serve on the Board of Directors.	☐	☐	☐	______________________

Nominees for Class III Directors (Term expires in 2016)

01) M. Kathryn Burkey
02) I. Robert Rudy
03) Richard G. Stanton
04) Robert G. Stuck
05) H. Andrew Walls, III

Nominees for Class I Director (Term expires in 2015)

06) Carissa L. Rodeheaver

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. To ratify the appointment of ParenteBeard, LLC as the Corporation's independent registered public accounting firm for 2013.	☐	☐	☐
The Board of Directors recommends that you vote FOR the following proposal:	**For**	**Against**	**Abstain**
3. To approve, by a non-binding advisory vote, the Corporation's executive compensation program and policies.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report with Form 10-K and Meeting Invitation are available at www.proxyvote.com.

M54943-P35165

FIRST UNITED CORPORATION
Annual Meeting of Shareholders
May 9, 2013 at 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Helen M. Bittinger and Heather M. Broadwater, and each of them, as Proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, and hereby authorizes them to represent and to vote as indicated on the reverse side all the shares of Common Stock of First United Corporation held of record by the undersigned on February 25, 2013 at the Annual Meeting of Shareholders to be held on Thursday, May 9, 2013, at 10:00 a.m. and any adjournment or postponement thereof, for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Shareholders and Proxy Statement.

THIS PROXY WILL BE VOTED AS SPECIFIED. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THE PROXIES NAMED HEREIN INTEND TO VOTE THIS PROXY "FOR ALL NOMINEES" IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND IN THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING PURSUANT TO PROPOSAL 4.

Continued and to be signed on reverse side